EXHIBIT 21.1
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                                   CPAC, INC.
                                   ----------

                           SUBSIDIARIES OF REGISTRANT
                           --------------------------



                                           STATE/COUNTRY OF           PERCENT
            COMPANY NAME                    INCORPORATION            OWNERSHIP
            ------------                    -------------             ---------

             PRS, Inc.                         New York                 100

Allied Diagnostic Imaging Resources, Inc.      Delaware                 100

      Trebla Chemical Company                  Delaware                 100

         CPAC Europe, N.V.                     Belgium                   98

        CPAC Italia, S.r.l.                     Italy                   100

   The Fuller Brush Company, Inc.              New York                 100